Exhibit 1.1

TETRAPHASE PHARMACEUTICALS, INC.

CONTROLLED EQUITY OFFERINGSM

AMENDMENT NO. 1 TO

SALES AGREEMENT

July 7, 2017

Cantor Fitzgerald & Co.

499 Park Avenue

New York, NY 10022

Ladies and Gentlemen:

Reference is made to the Sales Agreement, dated as of January 17, 2017, including the Schedules thereto (the “Sales Agreement”), between Cantor Fitzgerald & Co. (the “Agent”) and Tetraphase Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to which the Company agreed to sell through the Agent, as sales agent, shares of common stock, par value $0.001 per share, of the Company. All capitalized terms used in this Amendment No. 1 to Sales Agreement between the Agent and the Company (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to such terms in the Sales Agreement. The Agent and the Company agree as follows:

A. Amendments to Sales Agreement. The Sales Agreement is amended as follows:

1. The heading on page 1 of the Sales Agreement shall be amended such that the reference to “$40,000,000” shall be “$80,000,000”.

2. The first sentence of the first paragraph of Section 1 of the Sales Agreement shall be amended such that the reference to “$40,000,000” shall be “$80,000,000”.

3. Schedule 1 of the Sales Agreement is amended by adding “, as amended on July 7, 2017” immediately after “January 17, 2017”.

4. The first sentence of the Form of Representation Date Certificate pursuant to Section 7(l) of the Sales Agreement is amended to add the words “, as amended on July 7, 2017” immediately after “January 17, 2017”.

B. Prospectus Supplement. The Company shall file a Prospectus Supplement pursuant to Rule 424(b) of the Securities Act of 1933, as amended, reflecting this Amendment within two Business Days of the date hereof.

C. No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Sales Agreement shall continue in full force and effect.

D. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile or electronic transmission.

E. Governing Law. This Amendment shall be governed by, and construed in accordance with laws of the State of New York without regard to the principles of conflicts of laws.

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If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

TETRAPHASE PHARMACEUTICALS, INC.

By:	/s/ Maria Stahl
Name: Maria Stahl
Title: Senior Vice President and General Counsel

ACCEPTED as of the date first above written:

CANTOR FITZGERALD & CO.

By:	/s/ Jeffrey Lumby
Name: Jeffrey Lumby
Title: Senior Managing Director